                                                                     EXHIBIT 4.5

                            AMENDMENT TO THE BY-LAWS
                                       OF
                              IRT PROPERTY COMPANY

         Pursuant to the due authorization and direction of the Board of Directors of IRT Property Company ("IRT"), the By-Laws of IRT are hereby amended to delete in its entirety Article II, Section 3 and substitute the following in lieu thereof:

                  "Section 3.       Notice of Meetings. Written notice of every
         meeting of shareholders, stating the place, date and hour of the meeting shall be given personally or by mail to each shareholder of record entitled to vote at such meeting not less than 10 nor more than 70 days before the date of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with first class postage thereon prepaid addressed to the shareholder at his address as it appears on the corporation's record of shareholders. Attendance of a shareholder at a meeting of shareholder shall constitute a waiver of notice of such meeting and of all objections to the place or time of the meeting, or the manner in which it has been called or convened, except when a shareholder attends a meeting solely for the purpose of stating, at the beginning of the meeting, any such objection to the transaction of any business. Notice need not be given to any shareholder who signs a waiver of notice, in person or by proxy, either before or after the meeting."

         I, W. Benjamin Jones III, do hereby certify that: (i) I am the duly authorized and empowered Secretary of IRT; and (ii) the foregoing Amendment to the By-Laws of IRT, in the form and content set forth above, was duly approved and adopted by the Board of Directors of IRT on March 31, 1999 and is now lawfully in full force and effect.

                                             /s/ W. Benjamin Jones III
                                             ---------------------------------
                                                   W. Benjamin Jones III
                                                         Secretary